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                         DATED      29 SEPTEMBER, 1999
                         -----------------------------



                        (1) INTELECOM CORPORATION INC.





                   (2) RHONE FINANCIAL INDEMNITY RE. LIMITED




                         _____________________________

                             SHARE SALE AGREEMENT

                             relating to shares in
                                Telemonde Inc.

                         _____________________________
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THIS AGREEMENT is made the 29 day of September, 1999.

BETWEEN

(1) INTELECOM CORPORATION INC., a company incorporated in the British Virgin Islands with IBC No. 3364967 whose registered office is at Lake Building, 1st Floor, Wickhams Cay 1, P.O. Box 3152, Road Town, Tortola, British Virgin Islands ("the Purchaser"); and

(2) RHONE FINANCIAL INDEMNITY RE. LIMITED, a company incorporated in the Republic of Ireland with No. 234058 whose registered office is at 19 Weir View, Lucan, County Dublin ("the Vendor").

WHEREAS

The Vendor has agreed to sell and the Purchaser has agreed to purchase 29,260,000 shares of Common Stock, US $0.001 par value per share, in the capital of Telemonde Inc. ("the Shares") a company incorporated in Nevada, USA ("the Company") on the terms and conditions hereinafter contained ("the Acquisition").

NOW IT IS HEREBY AGREED as follows

1.   Interpretation
     --------------

1.1 In this agreement where the context so admits, words and expressions defined in particular clauses or in the recitals hereto shall bear the same meaning throughout.

1.2 Save as otherwise expressly provided in this agreement words and expressions defined in the Companies Act 1985 (as amended) shall (unless the context clearly does not so permit) bear the same meanings where used in this agreement.

1.3 A business day shall mean any day (not being a Saturday) on which banks generally are open for business in the City of London.

1.4 The clause headings in this agreement are for convenience only and shall not affect the interpretation hereof.

1.5 References to any statutory provision enacted or accounting principles applying in England shall be deemed to include reference to corresponding or equivalent provision in the local legislation in force or generally accepted accounting principles applying where the Company so carries on business.

2.   Sale of the Shares
     ------------------

2.1 The Vendor hereby agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the same free from all liens, charges and encumbrances and otherwise with full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994 together with the benefit of all rights and profits attaching thereto including all
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     rights to dividends and other distributions declared, made or paid thereon after the date hereof.

2.2 Nothing in this Agreement shall oblige the Purchaser to purchase any of the Shares unless the sale and purchase of all the Shares is completed simultaneously in accordance with the terms hereof.

3.   Consideration
     -------------

     The consideration for the sale of the Shares shall be US$32,917,500 (thirty-two million nine hundred and seventeen thousand five hundred US dollars) ("the Consideration").

4.   Completion
     ----------

4.1 Completion of this Agreement ("Completion") shall take place at the offices of Messrs. Gouldens at 22 Tudor Street London EC4Y 0JJ immediately following the signature hereof, when:

     (a) the Vendor shall deliver to the Purchaser duly executed transfers in respect of the Shares together with the relative share certificate(s) and shall procure that a meeting of the Directors of the Company is held at which the share transfer shall be approved for registration and the name of the Purchaser shall be entered into the Register of Members of the Company as the holder of the Shares;

     (b) subject to the Vendor having complied with paragraph (a), the Purchaser shall in accordance with clause 3 pay the Consideration to the Vendor.

5.   Further Assurance
     -----------------

     The Vendor hereby agrees to do any such further acts, documents and things as the Purchaser may reasonably require to vest the beneficial ownership of the Shares in the Purchaser.

6.   Survival of Agreement.
     ---------------------

     This Agreement shall insofar as the terms hereof remain to be performed, or are capable of subsisting, remain in full force and effect and notwithstanding Completion.

7.   Costs.
     -----

     Each party shall pay its own costs and expenses in connection with the preparation and carrying into effect of this Agreement.

8.   Successors and Assigns.
     ----------------------

     This Agreement shall be binding upon and enure for the benefit of each party's successors in title and assigns.
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9.   Notices
     -------

     Without prejudice to any other method available for the giving of notice, any notice or other communication desired to be given or made hereunder may be given or made by sending the same by post or courier delivery to the address of the party shown above or such other address as has previously been notified by that party to the other party in accordance with this clause. Any such notice if sent by post as aforesaid shall be deemed to have been received on the fifth business day after the posting of the same and if sent by courier it shall be deemed to have been received on delivery if sent on a business day or (if not so sent) on the first business day thereafter.

10.  General.
     -------

10.1 This Agreement represents the entire agreement between the parties in relation to the sale of the Shares and it may only be varied by written document signed by each of the parties.

10.2 The obligations and liabilities of a party hereto shall not be prejudiced, released or effected by any time or forbearance or indulgence, release or compromise given or granted by any person to whom such obligations and liabilities owed or by any other person to such party nor by any other matter or circumstances which (but for this provision) would operate to prejudice, release or effect any such obligations except express written release by the party to whom the relevant obligations and liabilities are owed.

10.3 This Agreement shall be governed by and construed in accordance with English law and the parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the English courts.

IN WITNESS WHEREOF this Agreement has been duly executed the day and year first before written.

Executed and Delivered as a Deed of      )
INTELECOM CORPORATION INC.               ) /s/ Neal Collier     [Corporate Seal]
acting by:                               ) For Eaton Trust Ltd.

                                                 Director

                                                 Director/Secretary

Executed and Delivered as a Deed of      )
RHONE FINANCIAL                          ) /s/ N. Collier       [Corporate Seal]
INDEMNITY RE. LIMITED                    )
acting by:                               )

                                                 Director

                                                 Director/Secretary